         As filed with the Securities and Exchange Commission on April 19, 2002



===============================================================================

                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------



                                  Schedule TO/A
           Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934
                                Amendment No. 3



                                ----------------

                              Promotions.com, Inc.
                           (Name of Subject Company)

                                ----------------

                                 iVillage Inc.

                           Virgil Acquisition Corp.,

                   A Wholly Owned Subsidiary of iVillage Inc.
                           (Names of Filing Persons)
                                   (Offeror)

                                ----------------

                                 COMMON STOCK,
                                $0.001 PAR VALUE
                         (Title of Class of Securities)

                                ----------------

                                  74341U-10-6
                     (CUSIP Number of Class of Securities)

                                ----------------

                              Douglas W. McCormick
                      Chairman and Chief Executive Officer
                                 iVillage Inc.
                             500-512 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10018
                                 (212) 600-6000
 (Name, address, and telephone numbers of persons authorized to receive notices and communications on behalf of filing persons)

                                ----------------

                                 with copies to

   Richard Vernon Smith, Esq.                  Iain Mickle, Esq.                 David A. Sirignano, Esq.
Orrick, Herrington & Sutcliffe LLP      Orrick, Herrington & Sutcliffe LLP     Morgan, Lewis & Bockius LLP
Old Federal Reserve Bank Building         400 Capitol Mall, Ste. 3000         1111 Pennsylvania Avenue, N.W.
      400 Sansome Street                     Sacramento, CA 95814                 Washington, D.C. 20004
   San Francisco, CA 94111                      (916) 447-9200                        (202) 739-3000
       (415) 392-1122

                                ----------------



|_| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
    |_| Check the appropriate boxes below to designate any transactions to which the statement relates:
    |X| third-party tender offer subject to Rule 14d-1.
    |_| issuer tender offer subject to Rule 13e-4.
    |_| going-private transaction subject to Rule 13e-3.
    |_| amendment to Schedule 13D under Rule 13d-2.

    Check the following box if the filing is a final amendment reporting the results of the tender offer: |X|

===============================================================================

                                  Schedule TO/A


   This Amendment No. 3 amends and supplements the Tender Offer Statement on Schedule TO initially filed on March 19, 2002 by iVillage Inc., a Delaware corporation ("Parent") and Virgil Acquisition Corp., a Delaware corporation ("Merger Sub") and wholly owned subsidiary of Parent (as previously amended and as amended hereby, the "Schedule TO"). The Schedule TO relates to the offer by Merger Sub and Parent to acquire all of the outstanding shares of common stock, $0.001 par value ("Common Stock"), of Promotions.com, Inc., a Delaware corporation (the "Company"), together with associated preferred share purchase rights issued pursuant to the Rights Agreement dated as of June 28, 2001, between the Company and American Stock Transfer & Trust Company (the "Rights" and, collectively with the Common Stock, the "Shares") in exchange for a fraction of a share of Parent common stock designed to have a value of $0.23 (the "iVillage Shares") and $0.64 to the seller in cash, per Share upon the terms and subject to the conditions described in the Prospectus (defined below) and the related Letter of Transmittal (defined below) (the "Offer").

   The Offer is made pursuant to an Agreement and Plan of Merger, dated as of February 11, 2002, and amended as of March 13, 2002, by and among Parent, Merger Sub and the Company which contemplates the merger of Merger Sub with and into the Company (the "Merger"). The terms and conditions of the Offer and the Merger are set forth in a prospectus (the "Prospectus") that is part of a registration statement on Form S-4 filed by Parent with the Securities and Exchange Commission relating to the iVillage Shares to be issued to the stockholders of the Company in the Offer and the Merger (the "Registration Statement") and related letter of transmittal (the "Letter of Transmittal"). The Prospectus and Letter of Transmittal, as amended through the date hereof, are attached as Exhibits (a)(4) and (a)(1)(A) hereto, respectively.


   As permitted by General Instruction F to Schedule TO, all of the information set forth in the entire Registration Statement, Prospectus and Letter of Transmittal, and any prospectus supplement or other supplement thereto related to the Offer filed with the Securities and Exchange Commission after the date hereof, is hereby incorporated by reference in answer to items 1 through and including 11 of this Schedule TO, except as otherwise set forth below. Financial statements required by Item 10 are hereby expressly incorporated by reference from the Registration Statement into this Tender Offer Statement on Schedule TO.


Item 11. Additional Information.

   Item 11 of the Schedule TO is hereby amended and supplemented to include the following additional information:

   On April 19, 2002, Parent issued a press release announcing the completion of the Offer. The Offer expired at 12:00 midnight, New York City time, on Thursday, April 18, 2002. The press release is contained in Exhibit (a)(5)(B) hereto and the information set forth in the press release is incorporated herein by reference.

Item 12. Exhibits.

   Item 12 is hereby amended and supplemented as follows:

(a)(5)(B) Press Release, dated April 19, 2002.

Item 12. Exhibits.

The following documents are attached or incorporated by reference as exhibits to this Schedule TO:


Exhibit
Number                                                            Exhibit Description
------                                                            -------------------
(a)(1)(A)          Form of Letter of Transmittal (incorporated by reference to Exhibit 99.1 to Amendment No. 1 to Parent's
                   Registration Statement on Form S-4 (file no. 333-84532) filed on April 8, 2002).
(a)(1)(B)          Form of Notice of Guaranteed Delivery.*
(a)(1)(C)          Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*
(a)(1)(D)          Form of Letter to brokers, dealers, commercial banks, trust companies and other nominees.*
(a)(1)(E)          Form of Letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients.**
(a)(1)(F)          Form of Letter to stockholders of the Company dated March 19, 2002.*
(a)(2)             Not applicable.
(a)(3)             Not applicable.
(a)(4)             Prospectus relating to Parent's Shares to be issued in the Offer and the Merger (incorporated by reference from
                   Amendment No. 2 to Parent's Registration Statement on Form S-4 (file no. 333-84532) filed on April 16, 2002).
(a)(5)(A)          Press Release, dated April 17, 2002.***
(a)(5)(B)          Press Release, dated April 19, 2002.
(b)                Not applicable.
(c)                Not applicable.
(d)(1)             Agreement and Plan of Merger by and among Parent, Merger Sub and the Company dated as of February 11, 2002
                   (incorporated by reference to Exhibit 2.1 to Parent's Current Report on Form 8-K filed on February 15, 2002).
(d)(2)             Amendment No. 1 to Agreement and Plan of Merger, dated as of March 13, 2002, by and among Parent, Merger Sub and the Company (incorporated by reference to Annex A-2 to the prospectus filed as part of the Registration Statement on Form S-4 (file no. 333-84532) filed by Parent on March 19, 2002).
(d)(3)             Form of Stockholders Agreement dated February 11, 2002 by and among Parent, Merger Sub and each of Steven Krein,
                   Daniel J. Feldman, Dirk Hall and The Travelers Insurance Company (incorporated by reference to Exhibit 99.1 to
                   Parent's Current Report on Form 8-K filed on February 15, 2002).
(d)(4)             Berg Stockholder Agreement dated February 11, 2002 by and among Parent, Merger Sub and Ian J. Berg (incorporated by reference to Exhibit 99.2 to Parent's Current Report on Form 8-K filed on February 15, 2002).
(e)                Not applicable.
(f)                Not applicable.
(g)                None.
(h)                Not applicable.

--------
* Previously filed on Schedule TO filed by Parent and Merger Sub on March 19, 2002.
** Previously filed on Amendment No. 1 to Schedule TO filed by Parent and Merger Sub on April 8, 2002.
*** Previously filed on Amendment No. 2 to Schedule TO filed by Parent and
    Merger Sub on April 17, 2002.

Item 13. Information Required by Schedule 13e-3.

Not applicable.

                                   SIGNATURE


   After due inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

                         iVILLAGE INC.

                         By: /s/ STEVEN A. ELKES
                                 ---------------------------------------------
                                 Name: Steven A. Elkes
                                 Title: Executive Vice President - Operations
                                        and Business Affairs


                         VIRGIL ACQUISITION CORP.

                         By: /s/ STEVEN A. ELKES
                                 ----------------------------------------------
                                 Name: Steven A. Elkes
                                 Title: President




Date: April 19, 2002

                                 EXHIBIT INDEX



Exhibit
Number                                                            Exhibit Description
------                                                            -------------------
(a)(1)(A)          Form of Letter of Transmittal (incorporated by reference to Exhibit 99.1 to Amendment No. 1 to Parent's
                   Registration Statement on Form S-4 (file no. 333-84532) filed on April 8, 2002).
(a)(1)(B)          Form of Notice of Guaranteed Delivery.*
(a)(1)(C)          Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*
(a)(1)(D)          Form of Letter to brokers, dealers, commercial banks, trust companies and other nominees.*
(a)(1)(E)          Form of Letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients.**
(a)(1)(F)          Form of Letter to stockholders of the Company dated March 19, 2002.*
(a)(2)             Not applicable.
(a)(3)             Not applicable.
(a)(4)             Prospectus relating to Parent's Shares to be issued in the Offer and the Merger (incorporated by reference from
                   Amendment No. 2 to Parent's Registration Statement on Form S-4 (file no. 333-84532) filed on April 16, 2002).
(a)(5)(A)          Press Release, dated April 17, 2002.***
(a)(5)(B)          Press Release, dated April 19, 2002.
(b)                Not applicable.
(c)                Not applicable.
(d)(1)             Agreement and Plan of Merger by and among Parent, Merger Sub and the Company dated as of February 11, 2002
                   (incorporated by reference to Exhibit 2.1 to Parent's Current Report on Form 8-K filed on February 15, 2002).
(d)(2)             Amendment No. 1 to Agreement and Plan of Merger, dated as of March 13, 2002, by and among Parent, Merger Sub and the Company (incorporated by reference to Annex A-2 to the prospectus filed as part of the Registration Statement on Form S-4 (file no. 333-84532) filed by Parent on March 19, 2002).
(d)(3)             Form of Stockholders Agreement dated February 11, 2002 by and among Parent, Merger Sub and each of Steven Krein,
                   Daniel J. Feldman, Dirk Hall and The Travelers Insurance Company (incorporated by reference to Exhibit 99.1 to
                   Parent's Current Report on Form 8-K filed on February 15, 2002).
(d)(4)             Berg Stockholder Agreement dated February 11, 2002 by and among Parent, Merger Sub and Ian J. Berg (incorporated by reference to Exhibit 99.2 to Parent's Current Report on Form 8-K filed on February 15, 2002).
(e)                Not applicable.
(f)                Not applicable.
(g)                None.
(h)                Not applicable.

--------
* Previously filed on Schedule TO filed by Parent and Merger Sub on March 19, 2002.
** Previously filed on Amendment No. 1 to Schedule TO filed by Parent and Merger Sub on April 8, 2002.
*** Previously filed on Amendment No. 2 to Schedule TO filed by Parent and
    Merger Sub on April 17, 2002.